Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Income Funds:

We consent to the use of our reports dated September 16, 1998, with respect to the Funds listed below of Smith Barney Income
Funds, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.

Funds
Smith Barney Diversified Strategic Income Fund
Smith Barney Exchange Reserve Fund
Smith Barney Balanced Fund
Smith Barney Total Return Bond Fund
Smith Barney Municipal High Income Fund
Smith Barney High Income Fund
Smith Barney Convertible Fund



	KPMG Peat Marwick LLP


New York, New York
November 24, 1998